Exhibit 99.1
Holly Energy Partners, L.P.
Announces Pricing of Public Offering of 1,900,000 Common Units
DALLAS, TX, November 3, 2009 — Holly Energy Partners, L.P. (NYSE:HEP) (the “Partnership”) announced today the pricing of the public offering of 1,900,000 common units representing limited partner interests in the Partnership. The common units were priced at $35.78 per common unit. In connection with the offering, the Partnership granted the underwriters a 30-day option to purchase up to 285,000 additional common units. The Partnership expects to close the sale of the common units on November 6, 2009, subject to customary closing conditions. The Partnership intends to use a portion of the net proceeds from the offering to fund the cash portion of the purchase price for the pending acquisition of tankage, loading racks and pipeline assets at a refining facility in Tulsa, Oklahoma from Sinclair Tulsa Refining Company. The Partnership intends to use the remainder of the net proceeds either to pay a portion of the purchase price for the Partnership’s potential acquisition from Holly Corporation of its investments in two pipeline projects (the recently constructed pipeline from Centurion Pipeline L.P.’s Slaughter station in west Texas to Lovington, New Mexico and a pipeline that connects the Partnership’s Artesia crude gathering system to Holly Corporation’s Lovington facility) pursuant to the Partnership’s option to purchase those investments at prices to be negotiated with Holly Corporation or, instead, to repay bank debt, for other potential future acquisitions or for general partnership purposes. If the acquisition of the Sinclair assets does not close, the Partnership intends to use the net proceeds for one or more of the following: to pay for all or substantially all of the purchase price and related costs for the potential acquisitions from Holly Corporation described above, to repay bank debt incurred under the Partnership’s credit agreement, for other potential future acquisitions or for general partnership purposes.
Goldman, Sachs & Co. and UBS Investment Bank acted as the joint book-running managers for the offering. SMH Capital acted as co-manager.
The offering was made pursuant to an effective shelf registration statement. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com, or UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, phone: 888.827.7275.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
About Holly Energy Partners L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which owns a 41% interest (which includes a 2% general partner interest) in the Partnership, prior to this offering. The Partnership owns and operates petroleum product and crude oil pipelines, tankage, terminals and loading rack facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern

Mexico, and a 25% interest in SLC Pipeline, L.P., a transporter of crude oil in the Salt Lake City area.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future events or performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners, L.P.
214.871.3555